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                                  ROYALTY AGREEMENT

     This Royalty Agreement is made and entered into as of 4/9, 1988 by and between BOW-FLEX OF AMERICA, INC., a California corporation (hereinafter called "Company"), and Tessema D. Shifferaw (hereinafter called "Inventor").

                                     WITNESSETH:

     WHEREAS, Inventor has developed certain proprietary products and has been granted a patent thereon;

     WHEREAS, Inventor has assigned all his rights to such proprietary products and patent to the Company;

     WHEREAS, Company is willing to pay Inventor royalties as provided herein;

     WHEREAS, Inventor and the Company have previously executed a License Agreement dated March 25, 1986, as amended (the "Prior Agreement"); and

     WHEREAS, Inventor and the Company desire that this Agreement and the Assignment attached hereto shall replace the Prior Agreement, which Prior Agreement shall be terminated.


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     NOW, THEREFORE, in consideration of these premises and of the mutual premises and of the mutual covenants herein contained, the Company and Inventor hereby agree as follows:

                               ARTICLE I - DEFINITIONS

     As used herein:

     "Products" means - all products in the existing product line of the Company based on the Patent Rights and any new products developed by the Company based on the Patent Rights during the term of this Agreement.

     "Patent Rights" shall mean the patent rights which have been assigned by Inventor to the Company pursuant to the Assignment attached hereto as Exhibit A.

     "Improvements" shall mean any and all improvements, modifications, enhancements or adaptations made to the Products or the Patent Rights by Inventor.

                               ARTICLE II - ASSIGNMENT

     A. Inventor has executed the Assignment attached hereto as Exhibit A assigning the Patent Rights and all other rights of Inventor in the Products to the Company. Inventor further agrees to assign all Improvements to the Company, and to reasonably cooperate with the Company in prosecuting patent applications, both


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U.S. and foreign, covering the Improvements and/or any improvements, modifications, enhancements or adaptations made to the Products by the Company, provided that the Company shall pay all expenses (including legal fees and expenses) of Inventor in connection therewith in advance and shall include a reasonable per diem in the event Inventor is not then employed by the Company.

                          ARTICLE III - PAYMENT OF ROYALTIES

     A. The Company shall use its best reasonable efforts to market and sell (or to have a third party market and sell) the Products.

     B. The Company shall pay to Inventor royalties (i) on sales of the Products at the rate of three percent (3%) of the Net Sales Revenue, as defined below, of all Products sold by the Company, and (ii) on revenue received by the company from licensing third parties to manufacture and sell the Products or otherwise utilize the Patent Rights to manufacture and sell products at the rate of twelve percent (12%) of Net License Revenue, as defined below, after the date hereof until the date the Patent Rights expire.

     C. The Company shall pay Inventor royalties with respect to cash received by the company (i) from sales of the Products in each quarter no later than thirty (30) days following the end of such quarter and (ii) from licensing the Products or Patent Rights in each quarter no later than forty seven (47) days following the end of

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such quarter and shall at the same time deliver to Inventor a royalty statement for such quarter; each such quarter royalty statement shall show, for the period covered thereby, Net Sales Revenue and Net License Revenue, with any adjustments made in such figures for preceding periods and whatever other items or information may be necessary for Inventor in calculating the royalties due under this Agreement. The Company's total sales revenue (net of charges for insurance, freight, packaging or handling), less the sum of (i) total credits for returns, (ii) any commissions paid to dealers or sales representatives, (iii) uncollectible accounts receivable, (iv) cash or credit-card discounts, (v) any fees paid to prosecute patent applications to extend the Patent Rights or otherwise obtain patents coveting the Products in foreign countries ("Patent Fees"), and (vi) all legal costs and fees incurred by the Company in litigation with regard to upholding the Patent Rights or prosecuting third parties for infringement of the Patent Rights ("Legal Fees") is referred to herein as "Net Sales Revenue."

     The Company's total revenues received from third parties for licensing third parties to manufacture and sell the Products or otherwise utilize the Patent Rights, less the sum of Patent Fees and Legal Fees not deducted from Net Sales Revenue, is referred to herein as "Net License Revenue."

     In the event that the Company shall (i) undertake a public offering of its securities pursuant to the Securities Act of 1933, as amended, or (ii) merge with another corporation, or sell all or


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substantially all of its assets or capital stock and the shareholders of the
Company shall receive cash or publicly traded securities in such transaction having a value of not less than $10.00 per share of Common Stock of the Company, appropriately adjusted for any stock splits, combinations, or recapitalizations of the Company (with (i) or (ii) being referred to as a "Transaction"), then the Company shall have the option (the "Option") to reduce the royalty payable to Inventor to one percent (1%) of Net Sales Revenue, effective upon the closing of the Transaction, and to provide that the royalty shall be payable only for a period of five (5) years after the date of closing of the Transaction. If the Company shall elect to exercise the Option, the Company shall pay to Inventor the sum of $1,700,000.00, to be paid in cash upon the closing of the Transaction.

     D. Once during each calendar year falling in whole or in part in the term of this Agreement and the following twelve months, any certified public accountants or lawyers and/or other persons of Inventor's choice may, upon reasonable notice to the Company in each case and during regular business hours, examine and make copies of the Company's books of account, records, vouchers, invoices and all other documents relating to the subject matter in whole or in part of this Agreement in order to determine the correctness and completeness of all payments made and statements delivered hereunder to Inventor. If any such examination reveals an error of 5% or more in royalties paid or payable to Inventor,

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then the Company shall at Inventor's request promptly pay Inventor all costs of such examination together with the amount of such deficiency of royalties payable to Inventor plus interest at the maximum rate permitted by law since the date such amount should have been paid to Inventor. The Company shall keep in accordance with generally accepted accounting principles consistently applied, and preserve for a reasonable period of time, proper, accurate, complete and easily auditable records and books of account reflecting all dealings with the Product or related materials and shall make all such entries therein as may be necessary to enable all calculations referred to herein to be readily verified.

                               ARTICLE IV - TERMINATION

     A. This Agreement, unless sooner terminated in a manner herein provided, shall continue until the expiration of the last to expire of any and all U.S. patents comprising the Patent Rights and thereafter the Company shall be free to utilize the Patent Rights and manufacture and sell Products without payment of royalties to Inventor.

     B. In the event that either party defaults in its performance under this Agreement and fails to correct such default within thirty (30) days after receipt from the other party of a notice specifying such default, the nondefaulting party shall have the right, in its sole option and discretion, to terminate this


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Agreement. The rights under this Article shall be in addition to, and not in lieu of, other rights afforded by operation of law or otherwise.

     C. If this Agreement is terminated for any reason other than upon expiration of the term hereof, the Company shall execute any instrument necessary to formally revest Inventor of his interests in the Patent Rights as fully and entirely as Inventor would have held and enjoyed if this Agreement and the Assignment had not been made.

                  ARTICLE V - PATENTS, COPYRIGHTS AND TRADE SECRETS

     A. Inventor shall hold and save the Company, its subsidiaries, agents, customers and users, harmless of and from any and all loss, damage or liability (including legal expense) for or on account of or resulting from any claim of infringement of any existing or future Letters Patent or Copyright in the United States and/or foreign countries or misappropriation of any trade secret or other intellectual property right with respect to the Products and Patent Rights provided that the Company shall give Inventor prompt written notice of any suit against the Company based on any such claim and the option to defend or settle the same through Inventor's counsel. However, nothing stated herein shall be deemed to include within the indemnity hereby given any infringement caused by modification of the Products or development of new


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products by the Company when said modification or development causes said infringement.

     B. If the Products or Patent Rights are held to be an infringement of any patent or copyright or a misappropriation of any trade secret or other intellectual property right and its use, sale or manufacture is enjoined, Inventor shall, at Inventor's option and expense, either:

          1. Procure for the Company the right to continue to manufacture, have manufactured, use, sell, lease or otherwise dispose of such Product; or

          2. Replace or modify the infringing part or portion of the Product in such a way that it will not continue to constitute such infringement or misappropriation without substantially changing the Company's manufacturing cost of the Product.

                                ARTICLE VI - WARRANTY

     Inventor warrants that he knows of no U.S. or foreign patents or patent applications or copyrights which would be infringed or trade secrets or other intellectual property rights which would be misappropriated by the Company's manufacture, use or sale of the Products and that there is no present or threatened trade secret, patent or copyright infringement suit with respect to the Products or the Patent Rights.


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                              ARTICLE VII - SEVERABILITY

     The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the other provisions and this Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.

                                ARTICLE VIII - GENERAL

     A. CONSTRUCTION: This Agreement shall be deemed to have been entered into and shall be construed and interpreted in accordance with the laws of the State of California.

     B. NOTICE OF DELAY: Whenever any occurrence is delaying or threatens to delay the timely performance of this Agreement, Inventor will immediately give notice thereof, including all relevant information with respect thereto, to the Company.

     C. WAIVERS: The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future performance of any such term, but the obligation of the other party with respect to such future performance shall continue in full force and effect.


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     D.   NO ASSIGNMENT: This Agreement is personal to the parties hereto and shall be binding upon and inure solely to their benefit. Any assignment of the rights or delegation of duties hereunder by either of the parties whether in whole or in part shall only be made with the prior written consent of the other party; provided, however, that the Company may assign this Agreement, without the consent of Inventor, to any successor corporation in a merger or sale of substantially all of the Company's assets transaction. Any attempted assignment not made in accordance with the provisions of this Article shall be void and of no effect.

     E. ENTIRE AGREEMENT: This Agreement, together with the Assignment attached hereto, sets forth and shall constitute the entire agreement between the Company and Inventor with respect to the subject matter thereof, and shall supersede any and all prior agreements, understandings, promises and representations made by one party to the other concerning the subject matter hereof and the terms applicable thereto. This Agreement may not be released, discharged, supplemented, interpreted, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto except as specifically provided otherwise in this Agreement.

     F. INDEPENDENT CONTRACTORS: In making and performing this Agreement, the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create any agency, partnership or employer


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and employee relationship between the parties. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

     G.   PRIOR AGREEMENT: The Prior Agreement is hereby terminated.

     IN WITNESS WHEREOF, the parties hereby execute this Agreement on April 9, 1988.

                                   BOW-FLEX OF AMERICA, INC.
                                   a California corporation

                                   BY: /s/ Brian R. Cook
                                      -------------------------------------

                                   Title: President
                                         ----------------------------------

                                   /s/ Tessema D. Shifferaw
                                   ----------------------------------------
                                   Tessema D. Shifferaw


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                                      ADDENDUM
                                 ROYALTY AGREEMENT

That certain ROYALTY AGREEMENT dated April 9, 1988, by and between Tessema D. Shifferaw and Bowflex of America, Inc. is hereby amended as follows:

                                Article VIII - General

H. Notwithstanding any provision herein to the contrary, in the event of the death of Inventor, the royalties and/or other benefits payable hereunder shall inure to the administrators, representatives, heirs, beneficiaries and/or successors of Inventor.

August 25, 1988                    /s/ Tessema D. Shifferaw
                                   -----------------------------------------
                                   Tessema D. Shifferaw, Inventor

August 9, 1988                     Bowflex of America, Inc.


                                   by   /s/ Brian R. Cook
                                        ------------------------------------
                                        Brian R.Cook, President